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                                                                       EXHIBIT 8

                          [MILLER & MARTIN LETTERHEAD]

                                November 14, 1996

Hartsville Bancshares, Inc.
P.O. Box 6
Hartsville, TN 37073-0006

Ladies and Gentlemen:

         We have acted as special counsel to Hartsville Bancshares, Inc., a corporation organized under the laws of Tennessee ("HBI"), in connection with the planned acquisition of HBI by First American Corporation, a corporation organized under the laws of Tennessee ("First American"), accomplished by means of a merger of HBI with and into First American (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of the 11th day of October, 1996, by and among HBI and First American (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Merger.

         We have assumed with your consent that:

         (a) the Merger will be effected in accordance with the Merger Agreement, and

         (b) the representations contained in the letters of representation from HBI and First American to us dated ______________, 1996, will be true on the Effective Date.

         On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that:

                 (i) HBI and First American will each be "a party to a recoganization" as that term is defined in Section 368(b) of the Code;

                 (ii) HBI shareholders will recognize no gain or loss for federal income tax purposes upon the exchange in the Merger of HBI Stock solely for FAC Stock (except with respect to cash received in lieu of a fractional share interest in FAC Stock);

                 (iii) First American will recognize no gain or loss for federal income tax purposes upon the exchange in the Merger of HBI Stock solely for FAC Stock;

                 (iv) the tax basis in the FAC Stock received in the Merger by a HBI shareholder (including the basis of any fractional share interest in FAC Stock) will be the same as the basis of the shares of HBI Stock surrendered in exchange therefor;

                 (v) the holding period for the Merger by an HBI shareholder (including the holding period of any fractional share interest in FAC Stock) will include the period

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                 during which the shareholder held the HBI Stock surrendered in exchange therefor, provided that the HBI Stock was held as a capital asset at the Effective Date; and

                 (vi) cash received in the Merger by an HBI shareholder in lieu of a fractional share interest in FAC Stock will be treated as having been received for the fractional share interest of FAC Stock that such HBI shareholder would otherwise be entitled to receive in the Merger.

         The tax consequences described above may not be applicable to HBI shareholders that (i) acquired their HBI Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, (ii) hold HBI Stock as part of a "straddle" or "conversion transaction" or (iii) are insurance companies, securities dealers, financial institutions or foreign persons.

         The foregoing opinion is addressed only to certain consequences of a nontaxable reorganization for federal income tax purposes. We have not considered the effect on this transaction, if any, of state and local taxes, sales and use taxes, or any other taxes.

         The foregoing opinion is intended for and may be relied upon solely by the addressees and the shareholders of HBI.

         We hereby consent to the reference to us under the heading "PROPOSAL I -- THE MERGER -- Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement - Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                   Very truly yours,


                                                   /s/ MILLER & MARTIN